Exhibit 10.18

AGREEMENT

by and between

Mr. Bruno A. Melzi, an Italian national residing at via Arata, 6 - 26012 Castelleone (CR) - (hereinafter, for convenience only, “Mr. Melzi”),

on the one side, and

Zimmer S.r.l., a company with registered offices at Via Milano, 6, 20097 San Donato Milanese, Italy (the “Company”)

and

Zimmer, Inc., a corporation organized under the laws of the State of Delaware, USA, with its headquarters at 345 East Main Street, Warsaw, Indiana USA 46580. For purposes of this Agreement, the terms “Shareholder” and “Zimmer” mean Zimmer, Inc. and/or the ultimate parent company of Zimmer Group, Zimmer Holdings, Inc.

on the other side.

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W h e r e a s

(a)	Mr. Melzi has for a long time and until today performed activity as an executive officer of the Shareholder and a member of the board of directors of the Company;

(b)	in particular, Mr. Melzi has acquired a long experience in, and knowledge of, the research, development, manufacture, marketing, distribution and/or sale of orthopaedic reconstructive, spinal and trauma devices, biologics, dental implants and related surgical products;

(c)	on December 12, 2012, Mr. Melzi and the Company signed an Agreement by Private Deed effective March 31, 2013, by which date Mr. Melzi’s employment relationship with the Company, as well as his position as a member of the board of directors of the Company and as an executive officer of the Shareholder, shall be terminated;

(d)	pursuant to articles 2497 and following of the Italian civil code, the Company is subject to the ultimate direction and coordination of the Shareholder through Zimmer Holdings, Inc.;

(e)	the Shareholder desires to secure the services and the experience of Mr. Melzi as “Director” (Consigliere Delegato) of the Company effective as of May 1, 2013, as better set forth below, and Mr. Melzi is willing to serve in that capacity.

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All the above Whereases being an integrating part of this Agreement, the Parties have agreed to the following:

1.	Appointment as “Director” (Consigliere Delegato)

1.1	Mr. Melzi accepts serving in the capacity of Director of the Company for the term indicated in paragraph 7 below and the Shareholder shall cause the Company to appoint Mr. Melzi (and keep such appointment) as “Consigliere Delegato” for said period of time, pursuant to article 1381 of the Italian civil code and under the terms of this Agreement. The Shareholder shall cause the Company’s appropriate corporate bodies to adopt a resolution reflecting, to the extent possible, the contents of this Agreement, and Mr. Melzi shall accept the appointment under the terms and conditions of the above resolution and subject to the terms of this Agreement.

1.2	The Shareholder shall cause the Company to grant to Mr. Melzi appropriate powers to perform his obligations under this Agreement. The Shareholder reserves the right, from time to time and as deemed more appropriate, to amend or reduce the scope of the powers delegated to Mr. Melzi. The prior consent of Mr. Melzi shall be required only in case of a significant broadening of the scope of powers, which Mr. Melzi shall not unreasonably withhold.

1.3	The Shareholder reserves the right to cause the Company to appoint other directors and/or delegate powers to other appointees.

1.4	During the term of this Agreement, Mr. Melzi shall not accept any other position on the board of directors of a public and/or privately held organization (other than a non-profit, charitable organization) without the prior written approval of the board of directors of the Shareholder or the President of the Shareholder.

1.5	The Shareholder shall also appoint Mr. Melzi to the board of directors of Zimmer Gmbh and reserves the right to appoint him as well to the board of directors of other legal entities belonging to the Zimmer Group as deemed fit for the better performance of this Agreement. The parties acknowledge that Mr. Melzi can be appointed in other legal entities belonging to the Zimmer Group based within the territory of EMEA, unless otherwise agreed.

2.	Activities

2.1	During the term of this Agreement, Mr. Melzi shall devote all of his business time to the performance of his duties hereunder, which shall include management of the Company with such authority and responsibility as are customary for a Director, provided that, in exercising his authority and performing his duties, he shall at all times be subject to the authority and control of the Chairman and the Board of Directors of the Company and the Shareholder, and shall be liable vis-à-vis the Shareholder according to the Italian laws.

2.2	The activities that Mr. Melzi shall perform as provided for under paragraph 2.1 above shall include, but shall not be limited, to the following:

A)	transition executive leadership responsibilities for Zimmer’s Europe, Middle East and Africa (EMEA) region;

B)	support and facilitate Zimmer’s Italian business and emerging markets activities;

C)	support ongoing leadership and knowledge transfer with respect to key and identified activities;

D)	assist and support various special strategic projects as identified and assigned from time to time by the Board of Directors of the Company or by the Shareholder;

E)	assist with supporting and representing the Company at Eucomed as requested or needed.

2.3	For the performance of the activities listed under paragraph 2.2 above, Mr. Melzi is expected to spend an average of 4 working days per week calculated over a period of six (6) consecutive months.

2.4	The parties acknowledge that the activities described above shall be performed within the territory of EMEA, unless otherwise agreed in relation to special projects.

3.	Compensation

3.1	The Shareholder shall cause the Company to pay Mr. Melzi, and Mr. Melzi undertakes to accept, as compensation for all the activities to be performed under this Agreement, the annual fee of gross €355.920,00 (three hundred fifty-five thousand nine hundred twenty Euros) to be paid by the Company to Mr. Melzi in twelve (12) monthly instalments, each equal to gross €29.660,00 (twenty-nine thousand six hundred sixty Euros). The amount above includes also the compensation referenced in paragraph 8.5 and is all-inclusive irrespective of the number of legal entities that Mr. Melzi shall be appointed director of under paragraph 1.5 above.

3.2	The Shareholder shall cause the Company to grant Mr. Melzi, for the time that he will be performing his services under this Agreement, a healthcare insurance policy similar to the one applied by the Company to their executives.

3.3	During the term of this Agreement, Mr. Melzi will be provided with a vehicle model Audi S8 or equivalent, mobile phone and i-Pad device, office space and administrative assistance as determined by the Company according to its corporate policies. Mr. Melzi shall be entitled to use the Company’s vehicle assigned to him from time to time also for private purposes.

3.4	The compensation above shall be paid net of applicable withholding taxes and social charges due to INPS, assuming that Mr. Melzi is obliged to register with the “Gestione Separata” under article 2, paragraph 26 of law n. 335 of August 8, 1995, by means of bank or postal transfer to the account that Mr. Melzi shall indicate.

3.5	Mr. Melzi agrees and understands that he shall not be entitled to participate in any compensation, benefit and/or equity programs of any Zimmer Group company, unless otherwise provided under the terms of this Agreement.

4.	Expenses

4.1	The Shareholder shall cause the Company to reimburse to Mr. Melzi, in accordance with the Shareholder’s and the Company’s corporate travel and entertainment policies, all reasonable and necessary travel and other business expenses, specifically borne by Mr. Melzi in connection with the performance of his duties. In order to obtain said reimbursement, Mr. Melzi shall be required to provide adequate evidence of the expenses that he will ask the Company to reimburse.

5.	Ownership of Work

5.1	All business and technical data and information, including trade secrets, all intellectual property rights, all inventions, discoveries, methods, designs, know-how, chemical formulas, programs and/or services, whether or not patentable, and all works of authorship (including illustrations, writings, mask works, software and computer programs), created or conceived by Mr. Melzi during the term of this Agreement and related to the existing or contemplated business or research of the Company or of any of the Zimmer Group companies (including the Shareholder) shall exclusively belong to the Company and/or, as the case may be, to any appropriate Zimmer Group company. Mr. Melzi shall promptly disclose to the Company and/or the Shareholder, in writing, all such data and information, as well as all said rights, inventions and creations that, under the provisions of this paragraph, belong to the Company and, to the maximum extent permitted by applicable law, assigns to the Company all of his interest in such inventions and works of authorship. During the term of this Agreement and thereafter, Mr. Melzi shall cooperate with the Company, without any compensation in addition to the one agreed upon under Section 3, in order to grant only to the Company (or to a nominee appointed by the Company) any and all rights, title and interests (including any registration rights) in such intellectual property rights, inventions and all works of authorship (including illustrations, writings, mask works, software and computer programs) and shall execute any papers and do any acts which the Company and/or the Shareholder may consider necessary to secure any and all rights relating to such inventions and works of authorship, including all patents and copyrights in any country.

6.	Confidentiality obligations

6.1

Mr. Melzi shall not, either during the course of this Agreement or at any time after the termination thereof, for any purpose other than for the exclusive benefit of the Company and/or the Shareholder and/or a Zimmer Group company, communicate or disclose to any person whomsoever or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. Confidential Information includes technical or non technical information, including patents, copyrights, secrets, trade secrets, proprietary information, knowledge, know-how, chemical formulas or other information concerning the business, strategic plans, finances, dealings, transactions or affairs, operations, structures and methods, marketing and distribution plans, strategies and techniques, drawing, models, processes, apparatus, equipment, software programs, strategies, forecasts, pricing policies, customer lists and information, vendor programs, relationships, goodwill, HR-related information including compensation and benefits and other information of the Company, of the Shareholder or of any Zimmer Group company or of any of their respective suppliers, customers or clients, coming to his knowledge during the course of his relationship hereunder or otherwise. All information concerning past, actual or anticipated activities or businesses of the Shareholder and/or the Company and/or any Zimmer Group company shall be considered Confidential Information for the purposes of this Agreement, unless indicated otherwise. This confidentiality obligation shall not, for the duration of this Agreement, prevent any of the above communications by Mr. Melzi, insofar as they are necessary or required in order to perform the activity provided for under this Agreement.

6.2	Mr. Melzi agrees to keep as the Company’s property and to treat as Confidential Information all memoranda, books, papers, letters, and all other data in any way relating to the business and affairs of the Company, and all copies thereof and therefrom, whether made by Mr. Melzi or otherwise coming into Mr. Melzi’s possession or control. Mr. Melzi shall immediately surrender such materials to the Company or to the Shareholder on the termination of this Agreement irrespective of the grounds therefore, or upon Company’s and/or the Shareholder’s first demand.

6.3	“Group” or “Group company” for the purposes of this Agreement shall mean the group of companies that, under the provisions of article 2359 of the Italian Civil Code, control the Company and/or the Shareholder, are controlled by the Company and/or the Shareholder or by the same persons who, directly or indirectly, control the Company and/or the Shareholder.

7.	Duration

7.1	This Agreement shall be non-renewable and effective between the parties starting as of May 1, 2013 and terminating as of April 30, 2016.

7.2	Upon the termination of this Agreement howsoever arising, Mr. Melzi shall immediately resign as a Director of the Company and from all other positions (if any) held with a Zimmer Group company and forthwith deliver to the Company all price lists, lists of customers, correspondence, documents incorporating any Confidential Information and all other correspondence, books, papers, materials and/or all other property of the Company and/or of the Shareholder or of any Zimmer Group company which may have been prepared by Mr. Melzi or have come into his possession in the course of his performance hereunder or are under his power or control and he shall not retain any copies thereof.

7.3	Upon termination of this Agreement howsoever arising, Mr. Melzi shall return the Company’s vehicle assigned to him within ten (10) working days, keeping the Company fully indemnified for any damages and costs related to the use of the vehicle from the day following the date of effective termination until return of the vehicle.

8.	Non Compete and Non Solicitation Covenants

8.1	Since Mr. Melzi is going to obtain, in the course of his performance hereunder, the knowledge of Confidential Information (as defined under paragraph 6.1), regarding the business of the Company (as described below) and of other Zimmer Group companies with which he may have relations, and since Mr. Melzi will be dealing with the Company’s and Zimmer Group companies’ customers and contacts, Mr. Melzi hereby agrees that he will not, for the entire period during which he will perform his services under this Agreement, as well as during the period of 12 (twelve) months following termination thereof for any reason:

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either on his own account or for any other person, firm, company or organization and in competition with the Company and/or the Shareholder and/or any Zimmer Group company, directly or indirectly carry on or be engaged or concerned or interested (whether as principal, shareholder, partner, director, officer, employee, agent, consultant or any other capacity or any other way) with any business and/or any ancillary services and any other trade or business regarding the research, development, manufacture, marketing, distribution or sale of orthopaedic reconstructive products, spinal devices, trauma devices, biologics, dental implants, or related surgical products or services, including any new product formulation, product modification, and/or product improvement (a) that resembles or competes with a device, product, or process which the Company and/or the Shareholder or any Zimmer Group company researched, manufactured, marketed, distributed or sold during the duration of this Agreement and/or (b) with which Mr. Melzi worked in the course of this Agreement or about which Mr. Melzi obtained Confidential Information in the course of this Agreement, as well as any other product, plan, business strategy and/or development process that Mr. Melzi learns of during the term of this Agreement;

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either on his own account or for any other person, firm, company or organization directly or indirectly solicit or entice away or endeavour to solicit or entice away any customer from the Company and/or the Shareholder and/or any Zimmer Group company;

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either directly or indirectly, approach, solicit, entice away or endeavour to solicit or entice away, employ or offer employment to or procure the employment of or in any manner persuade or attempt to persuade any person who, at the date of the termination of this Agreement, was a director, officer, employee, consultant or agent of the Company or of the Shareholder or of any other Zimmer Group company, to terminate or discontinue his or her contract of service or other business relationship with such company.

8.2	The covenants under paragraph 8.1 above shall be applicable to the entire territory of the European Union, San Marino and the Vatican State, Andorra, Switzerland, Principality of Liechtenstein and Principality of Monaco, Montenegro, Serbia, Albania, Bosnia Herzegovina, Croatia, Ukraine, Moldova, Belarus, Norway, Russia and Turkey.

8.3	In the event that any of the restrictions under this Section is held void or not capable of producing consequences, but would be valid and/or would produce consequences if part of the wording thereof were deleted, such restriction shall apply with such deletion and/or limiting its scope, as it may be necessary to make it valid and effective.

8.4	Mr. Melzi agrees that in case of breach of any of the covenants undertaken under paragraph 8.1 above, he shall be obliged to pay to the Shareholder, by way of liquidated damages an amount equal to the sum of the gross annual fee payable to Mr. Melzi under paragraphs 3.1, in the amount current at the date of the relevant violation, without prejudice for any further damage and the right of the Shareholder and/or the Company to activate any judicial remedy, also on an injunctive basis, for the enforcement of the covenant.

8.5	The parties specifically acknowledge that a portion of the fees payable to Mr. Melzi under paragraph 3.1 above, equal to 30% thereof has been specifically agreed as compensation for the covenants under paragraph 8.1 above.

8.6	The covenants under paragraph 8.1 shall apply regardless of the reasons of termination of this Agreement.

9.	Survival of Provisions

9.1	The obligations of Mr. Melzi pursuant to Sections 5, 6, 8 and 16 of this Agreement shall survive the termination of this Agreement.

10.	Exclusion of Employment, Agency Relationship.

10.1	This Agreement does not create either an employment, or an agency or other such direct relationship between the Shareholder and Mr. Melzi, since the common intent of the parties is that, by means of the mutual obligations and covenants undertaken herewith, they are willing to govern the relationship between Mr. Melzi and the Company, as expressly set forth in the preamble to this Agreement.

10.2	The Parties to this Agreement expressly exclude that the performance of the services described in this Agreement by Mr. Melzi in favor of the Company may establish either an employment relationship or a commercial agency agreement between the Company and Mr. Melzi.

11.	Notices

11.1	Unless otherwise expressly required, any and all notices or any other communications regarding this Agreement shall be in writing and shall be given by registered mail, return receipt requested, and addressed to the address specified for each party hereto at the beginning of this Agreement or to such other address as any party hereto shall have designated by written notice to the other in the manner specified above. Each party shall also be entitled to give notices by such other means that the party giving such notice obtains documented evidence of receipt of the notice itself.

12.	Headings

12.1	The descriptive words or phrases at the head of the various articles hereof are inserted only as a convenience and for reference and in no way are intended to be a part of this Agreement, or in any way define, limit or describe the scope or intent of the particular article to which they refer.

13.	Irrevocable Rights in Favor of the Company

13.1	All the provisions of this Agreement purporting to grant rights and/or otherwise made in favor of the Company and/or the Shareholder, are irrevocable by Mr. Melzi; the Company may directly exercise those rights and/or otherwise take advantage of such provisions.

14.	Conduct Provisions of the Company and Compliance with FCPA

14.1	Mr. Melzi acknowledges that the Company, the Shareholder and the other companies of Zimmer Group, adopted and shall adopt provisions of business ethics with the purpose of regulating the conduct of their own employees, non-employed collaborators, members of boards of directors, providers of works or services and business partners.

14.2	Mr. Melzi undertakes to fully comply with all business ethics conduct provisions from time to time adopted by the Company and, generally, by the companies of Zimmer Group (including any future amendments, new provisions, related or replacing provisions).

14.3	Mr. Melzi shall comply with, and will not cause Shareholder and its subsidiaries, affiliates, associates, directors, officers, employees, representatives or agents worldwide to be in violation of the United States Foreign Corrupt Practices Act (the “FCPA”) and all relevant regulations prohibiting bribery. Without limiting the foregoing, Mr. Melzi will not, directly or indirectly, pay any money to, or offer or give anything of value to, any “government official” as that term is used in the FCPA and any other applicable regulation, in order to obtain or retain business or to secure any commercial or financial advantage for Shareholder or any Zimmer Group companies or for himself.

14.4	Should Mr. Melzi be in breach of one or more of the conduct provisions under paragraph 14, the Shareholder shall be entitled to terminate this Agreement for the purposes of article 1456 of the Italian civil code and in that event this covenant shall be deemed an express termination clause and termination shall be exclusively attributable to Mr. Melzi’s breach. Moreover Mr. Melzi acknowledges and agrees that the breach of conduct provisions is a “giusta causa” (just cause) of revocation of Mr. Melzi, from any corporate office held in accordance to paragraph 1.1 and that as such may be enforced by the Company.

14.5	Mr. Melzi undertakes to indemnify and hold harmless the Shareholder from any further liabilities, costs or expenses that may derive to the Shareholder in case the circumstances under paragraph 14 above occur and in any case (i) from any further liabilities, costs or expenses that may arise out or in connection with the default by Mr. Melzi of the obligations herein provided; and (ii) from any further liabilities, costs or expenses that may arise out or in connection with actions of third parties based on said default.

14.6	Mr. Melzi commits to timely take all trainings as requested by the Company and/or the Shareholder from time to time, including, but not limited to, training related to Zimmer’s Code of Business Conduct, business ethics, healthcare compliance, global anticorruption policies and compliance with the FCPA.

15.	Express termination clause

15.1	Shareholder shall be entitled to terminate this Agreement for the purposes of article 1456 of the Italian civil code, and in that event termination shall be exclusively attributable to Mr. Melzi, in case of: (i) serious breach, by Mr. Melzi, of the legal obligations as director of the Company; (ii) serious breach, by Mr. Melzi, of the Shareholder’s corporate policies and regulations; (iii) breach of Confidentiality obligations contained in paragraph 6; (iv) breach of any Non Compete or Non Solicitation Covenant contained in paragraph 8; (v) impossibility to perform his services under this Agreement for a period exceeding three (3) calendar months due to disability, injury or sickness; or (vi) Mr. Melzi’s death.

15.2	Mr. Melzi acknowledges and agrees that the breaches provided for in previous paragraph 15.1 are “giusta causa” (just cause) of termination of this Agreement and that as such may be enforced by the Company, with no prejudice of other possible hypotheses of just cause of revocation from the position of director not expressly mentioned in this Agreement.

15.3	In the event of early termination of this Agreement before April 30, 2016 by initiative of the Shareholder and/or the Company for any reason different from those listed under paragraph 15.1 above, Mr. Melzi shall be entitled to payment of the remainder of the compensation still payable under paragraph 3.1 above from the date of early termination until April 30, 2016.

15.4	Mr. Melzi undertakes to indemnify and hold harmless the Shareholder from any further liabilities, costs or expenses that may derive to the Shareholder in case the circumstances under paragraph 15.1 above occur, except for the circumstances under (v) and (vi) above, and in any case (i) from any further liabilities, costs or expenses that may arise out or in connection with the default by Mr. Melzi of the obligations herein provided; and (ii) from any further liabilities, costs or expenses that may arise out or in connection with actions of third parties based on said default.

16.	Covenant Not to Disparage

16.1	During the term of this Agreement and thereafter, Mr. Melzi will not make or publish any disparaging or derogatory statements about the Company, the Shareholder and/or any Zimmer Group company; about products, processes, or services of the Company, the Shareholder and/or any Zimmer Group company; or about the past, present and future officers, directors, employees, attorneys and agents of the Company, the Shareholder and/or any Zimmer Group company. Disparaging or derogatory statements include, but are not limited to, negative statements regarding the business or other practices of the Company, the Shareholder and/or any Zimmer Group company; provided, however, nothing herein shall prohibit Mr. Melzi from providing any information as may be compelled by law or legal process.

17.	Condition precedent

17.1	The effects of this Agreement shall become binding and enforceable conditional upon Mr. Melzi having executed before the Labour Office or associations and by no later than April 28, 2013, a separation agreement with the Company relating to his current employment, in the format and with the content agreed between the Company and Mr. Melzi concurrently with the signing of the present Agreement.

18.	Governing Law and Jurisdiction

18.1	This Agreement shall entirely be governed by Italian law and except as otherwise provided for by mandatory provisions of law, the Court of Milan shall have exclusive jurisdiction over any dispute that might arise between the parties hereto, concerning or in anyway connected with this Agreement.

[Remainder of page intentionally left blank; signatures appear on following page]

Warsaw, Indiana, USA December 5, 2012

Zimmer, Inc.

By:	/s/ William P. Fisher
William P. Fisher
Senior Vice President, Global Human Resources

Warsaw, Indiana, USA December 5, 2012

Zimmer S.r.l.

By:	/s/ James T. Crines
James T. Crines
President of the Board

Milan, Italy December 12, 2012

Mr. Bruno A. Melzi

/s/ Bruno A. Melzi

The parties reciprocally acknowledge that the terms and conditions of this agreement have been subject to negotiation as between themselves and therefore that the provisions of articles 1341 and 1342 of Italian civil code do not apply. In any event, for the mere purposes of avoiding any doubt, Mr. Melzi and the Company declare that they have duly taken into consideration and specifically approved the following provisions:

1.2	(Shareholder’s right to amend, reduce or broaden the scope of the powers delegated to Mr. Melzi);

1.4	(Restrictions on other board appointments);

2.1	(Mr. Melzi’s undertaking to devote all of his business time);

5.1	(ownership of Work, created or conceived by Mr. Melzi to the Company);

6.1	(prohibition to communicate and use Confidential Information);

8.1	(covenant Not to Compete and Not to Solicit);

8.4	(liquidated damages);

13.1	(irrevocable Rights in Favor of the Company);

14.2	(Mr. Melzi’s undertaking to comply with the conduct provisions that concern members of Boards of Directors and to the extent consistent with his position, to other conduct provisions);

14.3	(Mr. Melzi’s undertaking to comply with the FCPA);

14.4	(express termination clause and revocation for “giusta causa” (just cause) by the Company referred to Mr. Melzi’s undertakings contained in paragraphs 14.2 and 14.3);

15.1	(express termination clause);

15.2	(termination for “giusta causa” [just cause] by the Company);

15.3	(faculty of early termination);

16.1	(covenant non to disparage);

17.1	(condition precedent);

18.1	(jurisdiction).

Warsaw, Indiana, USA December 5, 2012

Zimmer S.r.l.

By:	/s/ James T. Crines
James T. Crines
President of the Board

Milan, Italy December 12, 2012

Mr. Bruno A. Melzi

/s/ Bruno A. Melzi